BUSINESS LINES CORP.

2195 Arthur Avenue

Elk Grove Village, IL 60007

Board Meeting:

July 17, 20017

Mr. Vladislav Gasnikov, Chief Executive Officer

Mrs. Natalia Gasnikova, Secretary

2195 Arthur Avenue

Elk Grove Village, IL 60007

Re:  BUDINESS LINES CORP SPECIAL MEETING

Dear Gentlemen:

Please take notice of a Special Meeting of the Board of directors being called by Chairman, Vladislav Gasnikov, pursuant to BUSINESS LINES CORP By-laws, ARTICLE II, Section 2.03. Said meeting will be held at 2195 Arthur Avenue, Elk Grove Village, IL 60007, on Monday, July 17, 2017 at 12:00 p.m.

The purpose of the meeting is as follows:

-To issue 15 Million common shares to Vladislav Gasnikov, the Chief Executive Officer.

-To authorize filing form 1-A tier II with the SEC.

Pursuant to the aforesaid bylaws the board as adopted the following:

-Business Lines Corp., has unanimously agreed to authorize the issuance of shares common shares, and to arthorize the Regulation “A” filing under the JOBS act and offer its shares to the public.

Chair, Vladislav Gasnikov, agreed.

/s/Vladislav Gasnikov

Meeting adjourned at 12:15 p.m.

Minutes submitted by Secretary, Natalia Gasnikova

______________________________________

Yours truly,

/s/Vqadislav Gasnikov

By: Vladislav Gasnikov

CEO